Exhibit 10.5

 EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of December [●], 2015, by and between SHIMMICK CONSTRUCTION COMPANY, INC., a California corporation (together with its successors and assigns, the “Company”), and PAUL A. COCOTIS (the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive has served as Chief Executive Officer of the Company since September 2005; and

WHEREAS, the Company has filed a registration statement with the United States Securities and Exchange Commission for the initial public offering of the Company’s common stock (the “Offering”); and

WHEREAS the Executive and the Company desire to enter into this Employment Agreement (this “Agreement”), to take effect upon, and only upon, the consummation of the Offering (the date thereof referred to herein as the “Effective Date”), to provide for the continued employment of the Executive by the Company upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Company and the Executive hereby agree as follows:

1.                  Employment and Term.

(a)                Effective on the Effective Date, the Company shall employ the Executive, and the Executive accepts employment by the Company, as its Chief Executive Officer upon the terms and conditions set forth herein.

(b)               Subject to Sections 1(c) and (d) and the provisions for termination hereinafter provided in Section 6, the term of the Executive's employment hereunder shall be from the Effective Date through and including the day immediately preceding the third anniversary of the Effective Date (the “Initial Period”).

(c)                On the third anniversary of the Effective Date and on each subsequent anniversary of such date (each a “Renewal Date”), the term of this Agreement shall automatically be extended by one additional calendar year (the “Extension Period”) unless either party shall have provided notice to the other within the 120 day period prior to a Renewal Date that such party does not desire to extend the term of this Agreement, in which case no further extension of the term of this Agreement shall occur pursuant hereto but all previous extensions of the term shall continue to be given full force and effect.

(d)               For purposes of this Agreement, subject to the provisions for termination hereinafter provided in Section 6, the term “Employment Period” means the Initial Period, if the term of this Agreement has not been extended pursuant to Section 1(c); otherwise, the period beginning on the Effective Date and ending with the last day of the most recently arising Extension Period. Notwithstanding the foregoing, the Employment Period shall terminate on the applicable date set forth in Section 6 and shall not include any Severance Period (as hereinafter defined).

(e)                Notwithstanding any other provision in this Agreement to the contrary, this Agreement shall terminate in its entirety and be of no force or effect if the Offering is not consummated on or prior to February 15, 2016 or if the Company should abandon the Offering before such date.

2.                  Duties.

(a)                Throughout the Employment Period, the Executive shall be the Chief Executive Officer of the Company reporting directly to the Board of Directors of the Company (the “Board”), and shall have all duties and authorities as customarily exercised by an individual serving in such position in a company the nature and size of the Company. The Executive shall at all times comply with all written Company policies applicable to him. During the Employment Period, the Company shall also nominate the Executive for re-election as a member of the Board. The Executive’s primary office location shall be at the Company’s executive offices in the Oakland, California metropolitan area, but the Executive shall undertake such travel as is reasonably required for his duties hereunder.

(b)               Throughout the Employment Period, the Executive shall use his best efforts to perform his duties under this Agreement fully, diligently and faithfully, and shall use his best efforts to promote the interests of the Company and its subsidiaries and affiliates.

(c)                Executive shall devote substantially all of his business time to the affairs of the Company; provided, however, that anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) with the prior written consent of the Board, which consent will not be unreasonably withheld or delayed, serving on the boards of directors of other business entities, trade associations and/or charitable organizations, including, without limitation, the entities where the Executive was serving as a director on the date of this Agreement, (ii) engaging in charitable activities and community affairs, (iii) managing his personal and/or family investments and affairs, and (iv) engaging in any other activities approved by the Board; provided that the activities described above do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder.

3.                  Compensation.

As compensation for his services to be performed hereunder and for his acceptance of the responsibilities described herein, the Company agrees to pay the Executive, and the Executive agrees to accept, the following compensation and other benefits:

(a)                Base Salary. During the Employment Period, the Company shall pay the Executive a salary (the “Base Salary”) at the rate of $475,000 per annum, payable in equal weekly installments. The Compensation Committee of the Board shall periodically review such Base Salary and may increase (but not decrease) such Base Salary from time to time, in its sole discretion. After any increase, “Base Salary” as used in this Agreement shall mean the increased amount.

(b)               Annual Incentive Compensation. During the Employment Period, the Executive shall be eligible to receive annual cash bonuses under the Company’s Short Term Incentive Plan for the 2015 fiscal year and cash and stock bonuses for the 2016 fiscal year and each fiscal year thereafter in accordance with Schedule A attached hereto (each being, “Annual Incentive Bonuses”). The fiscal year Target EBITDA amounts set forth on Schedule A year shall be determined by the Company’s Board of Directors for fiscal year 2016 on or prior to the date of this Agreement and by the Company’s Compensation Committee for each fiscal year thereafter taking into account such factors as the Company’s Compensation Committee may deem relevant not later than 90 days after commencement of such calendar year. Annual Incentive Bonuses shall be paid in accordance with Company policy, but no later than the date the Company’s Annual Report on Form 10-K is filed for the calendar year to which the Annual Incentive Bonuses relate.

(c)                Other Incentives. During the Employment Period the Executive shall be entitled to long-term and other incentives under the Shimmick Incentive Plan, as determined by the Company’s Compensation Committee on a basis consistent with the Executive's position as the Chief Executive Officer of the Company.

(d)               Benefit Plans. During the Employment Period and as otherwise provided in Section 6, the Executive shall be entitled to participate in any and all employee welfare and health benefit plans (including, but not limited to, life insurance, health and medical, dental and disability plans and the Company’s Shareholder Medical and Dependent Care Reimbursement Plan) and other employee benefit plans, including but not limited to qualified pension plans and those benefit plans established by the Company from time to time for the general and overall benefit of the senior executives of the Company on a basis no less favorable than the basis on which any other senior executive participates; provided that nothing herein contained shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations hereunder.

(e)                Clawback Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

4.                  Vacation and Other Benefits.

During the Employment Period, the Executive shall be entitled to not less than six weeks of paid vacation during each calendar year of his employment hereunder, as well as to such other employment benefits extended or provided to executives of comparable status, including, but not limited to, payment or reimbursement of all reasonable expenses incurred by the Executive in the performance of his duties and responsibilities. The Executive shall submit to the Company periodic statements of all expenses so incurred. Subject to such audits as the Company may deem necessary, the Company shall reimburse the Executive the full amount of any such expenses advanced by him promptly in the ordinary course. The Executive shall also be entitled to the use of an automobile in accordance with the Company’s fleet vehicle policy.

5.                  Executive Covenants.

In consideration for the severance provisions in Section 6 hereof, except as set forth in Section 6(h), and provided that the Company is not in default to the Executive on any of its material obligations under this Agreement, the Executive agrees as follows:

(a)                Except with the consent of or as directed by the Board or otherwise in the ordinary course of the business of the Company or its subsidiaries or affiliates, the Executive shall keep confidential and not divulge to any other person, during the Employment Period or thereafter, any business secrets and other confidential information regarding the Company or its subsidiaries and its affiliates, except for information which is or becomes publicly available or known within the relevant trade or industry other than as a result of disclosure by the Executive in violation of this Section 5(a) (“Confidential Information”). Anything herein to the contrary notwithstanding, the provisions of this Section 5(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible any information, (ii) when disclosure is necessary to resolve an issue raised in good faith in any litigation, arbitration or mediation involving this Agreement or any other agreement between the Executive and the Company or its subsidiaries and affiliates, including, but not limited to, the enforcement of such agreements or (iii) when disclosure is required in connection with the Executive’s cooperation pursuant to Section 5(d). If Executive shall be required to make disclosure pursuant to the provisions of clause (i) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify (which may be by e-mail), the Company and, at the Company’s expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof at the Company’s expense.

(b)               All papers, books and records of every kind and description relating to the business and affairs of the Company, its subsidiaries or its affiliates, whether or not prepared by the Executive are the exclusive property of the Company, and the Executive shall surrender them to the Company, at any time upon written request of the Board, during or after the Employment Period. Anything to the contrary notwithstanding, the Executive shall be entitled to retain (i) papers and other materials (including electronic records) of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars, contact lists and personal files, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or if applicable, his termination of employment, with the Company or any of its subsidiaries or affiliates.

(c)                During (i) the Employment Period, (ii) during any Severance Period in which the Executive is eligible to receive severance pursuant to Section 6 and (iii) for a period of 24 months following (a) the voluntary termination of employment by the Executive (other than for “Good Reason”) or (b) the termination of Executive’s employment by the Company for “Cause,” the Executive shall not, without the prior written consent of the Board, directly or indirectly hire, recruit, attempt to hire, solicit or assist others in recruiting or hiring any person who is an executive, employee, contractor or consultant of the Company or subsidiary or affiliate of the Company (each, a “Restricted Person”) or induce or attempt to induce any such Restricted Person to terminate, cancel or withdraw his or her employment or business relationship with, or the provision of his or her services to, the Company or subsidiary or affiliate of the Company or to take employment with, or utilize the services of, another party other than the Company or a subsidiary or affiliate of the Company, except as is required in connection with his duties and responsibilities to the Company.

(d)               The Executive hereby agrees to provide reasonable cooperation to the Company, its subsidiaries and affiliates during the Employment Period and, subject to his other personal and business commitments, any Severance Period, in any litigation, regulatory action or similar proceeding between the Company, its subsidiaries or affiliates, and third parties.

(e)                The parties agree that the Company shall, in addition to other remedies provided by law, have the right and remedy to seek to have the provisions of this Section 5 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach or threatened breach by the Executive of the provisions of this Section 5 will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

(f)                The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section 5(g) does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Board. The Company agrees and covenants that it shall cause its executive officers and directors to refrain from making any defamatory or disparaging remarks, comments or statements concerning the Executive to any third parties.

(g)               The Executive agrees and acknowledges that (i) the scope and period of restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the Company and its subsidiaries and affiliates, (ii) these covenants accurately describe the business to which restrictions are intended to apply and (iii) the obligations and restrictions contained herein are an integral part of the consideration motivating the Company to enter into this Agreement. It is the intent of the parties that the covenants contained herein will be enforced to the fullest extent permissible under applicable law. If any particular covenant or portion of these covenants is adjudicated to be invalid or unenforceable, these covenants will be deemed amended to revise that provision or portion hereof to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of these covenants in the particular jurisdiction in which such adjudication was made.

6.                  Termination of Employment Period and Severance.

(a)                Termination by the Company without Cause. Except as provided in Section 6(d) or 6(h), if for any reason the Company wishes to terminate the Employment Period and the Executive's employment hereunder (including by not extending the term of this Agreement pursuant to Section 1(c)), (i) the Company shall give the Executive written notice (the “Termination Notice”) at least 120 days prior to the date of termination set forth in the Termination Notice (the “Termination Date”) stating such intention, (ii) the Employment Period shall terminate on the Termination Date, and (iii) a severance period shall commence upon such Termination Date for a period of 24 months (such period, the “Severance Period”). During the Severance Period, the Executive shall (1) continue to receive the Base Salary under Section 3(a) and to be reimbursed for any reasonable expenses incurred by the Executive in the performance of any of his continuing obligations hereunder, (2) be entitled to Annual Incentive Bonuses pursuant to Section 3(b) (which Annual Incentive Bonuses shall be the Annual Incentive Bonuses paid the Executive for the performance period immediately prior to the year in which the Termination Notice is given and paid on the last day of each of the two calendar years during the Severance Period) and (3) the Executive and his eligible dependents shall continue to receive the welfare and health benefits under Section 3(d) (including any benefits under the Company's long-term disability and life insurance plans) of this Agreement as if the Employment Period continued throughout the Severance Period; provided that if such plans or programs do not permit the Executive and/or his eligible dependents continued participation, the Company shall pay the Executive, quarterly, an amount which after-tax will keep him in the same economic position as if he and/or his eligible dependents had continued in such plans and/or programs. In addition, the Executive shall be entitled to (x) accelerated vesting upon the Termination Date of all outstanding equity awards, with all outstanding stock options or stock appreciation rights granted to the Executive remaining exercisable for no less than two years or the remainder of the original term, if shorter, (y) payment of any earned but unpaid amounts, including bonuses for performance periods that ended prior to the Termination Date and any unreimbursed business expenses, with such payment made in accordance with Company practices in effect on the date of his termination of employment and (z) any other rights, benefits or entitlements in accordance with this Agreement or any applicable plan, policy, program, arrangement of, or other agreement with, the Company or any of its subsidiaries or affiliates.

(b)               Death. If the Executive dies during the Employment Period, the Employment Period shall automatically terminate and the Severance Period described in Section 6(a) hereof shall immediately commence. The Executive's designated beneficiary(ies) (or his estate in the absence of any surviving designated beneficiary) shall be entitled to the rights, benefits and other entitlements as set forth in Section 6(a) as if the Executive's employment had been terminated by the Company without Cause, including, without limitation, the payments and benefit continuation during the Severance Period as set forth in Section 6(a), provided that if any benefit plan or program does not permit the Executive's eligible dependents to continue to participate in such plan or program, the Company shall pay the Executive's eligible dependents, quarterly, an amount which after-tax will keep them in the same economic position as if they had continued in such plans and/or programs. If the Executive dies during any Severance Period during which he is entitled to benefits pursuant to Section 6, his designated beneficiary(ies) (or his estate in the absence of any surviving designated beneficiary) shall continue to receive the compensation that the Executive would have otherwise received during the remainder of the Severance Period and his designated beneficiary(ies) shall be entitled to continue to participate in the Company's medical plans during the remainder of the Severance Period provided that if any medical plan or program does not permit the Executive's eligible dependents to continue to participate in such plan or program, the Company shall pay the Executive's eligible dependents, quarterly, an amount which after-tax will keep them in the same economic position as if they had continued in such plans and/or programs.

(c)                Disability. If the Executive is deemed to have a Disability (as hereinafter defined) during the Employment Period, the Company shall be entitled to terminate the Executive's employment upon 30 days written notice to the Executive. In the event of such termination, the Executive shall be released from his duties under Section 2, and the Employment Period shall end and the Severance Period described in Section 6(a) hereof shall immediately commence upon the expiration of such 30-day notice period. The Executive’s rights, benefits and other entitlements during such Severance Period shall be as set forth in Section 6(a) as if his employment had been terminated by the Company without Cause, and the Executive shall be entitled to all such compensation and benefits during the Severance Period without any offset or reduction except by such amounts, if any, as are paid to the Executive in lieu of compensation for services under any applicable disability or other similar insurance policies of the Company (or by the Company under any self-insurance plan). For purposes of this Agreement, “Disability” shall mean mental or physical impairment or incapacity rendering the Executive substantially unable to perform his duties under this Agreement for more than 180 days out of any 360-day period during the Employment Period. A determination of Disability shall be made by the Compensation Committee of the Board in its reasonable discretion after obtaining the advice of a medical doctor mutually selected by the Company and the Executive (or, if the Executive is unable to so select, the Executive’s representative). If the parties cannot agree upon a medical doctor, each party shall select (or, if the Executive is unable to so select, the Executive’s representative shall select) a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose. For avoidance of doubt it is understood that neither death nor Disability shall result in termination for Cause and any termination in connection with death or Disability shall be governed by Sections 6(b) and (c), respectively.

(d)               Termination by the Company for Cause. The Company, by notice to the Executive, shall have the right to terminate the Employment Period and the Executive's employment hereunder in the event of any of the following (any of which shall constitute “Cause” for purposes of this Agreement):

(i)                 the Executive having been convicted of or entered a plea of nolo contendere with respect to a criminal offense constituting a felony (or state law equivalent);

(ii)               the Executive having committed in the performance of his duties under this Agreement one or more acts or omissions constituting fraud, dishonesty, or willful injury to the Company which results in a material adverse effect on the business, financial condition or results of operations of the Company;

(iii)             the Executive having committed one or more acts constituting gross neglect or willful misconduct which results in a material adverse effect on the business, financial condition or results of operations of the Company;

(iv)             the Executive having willfully or knowingly exposed the Company to criminal liability substantially caused by the Executive which results in a material adverse effect on the business, financial condition or results of operations of the Company;

(v)               the Executive having failed, after written warning from the Board specifying in reasonable detail the breach(es) complained of, to substantially perform his duties under this Agreement (excluding, however, any failure to meet any performance targets or to raise capital or any failure as a result of an approved absence or any mental or physical impairment that could reasonably be expected to result in a Disability); or

(vi)             the Executive’s willful unauthorized disclosure of Confidential Information.

For purposes of the foregoing, no act or failure to act on the part of the Executive shall be considered “willful” or “knowingly” unless it is done, or omitted to be done, by the Executive with the reasonable belief that the Executive's action or omission was not in the best interests of the Company. Any act or failure to act that is expressly authorized by the Board pursuant to a resolution duly adopted by the Board, or pursuant to the written advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in the best interests of the Company. Notwithstanding the foregoing, termination by the Company for Cause under clauses (ii) through (v) shall not be effective until and unless each of the following provisions shall have been complied with: (a) notice of intention to terminate for Cause (a “Preliminary Cause Notice”), the giving of which shall have been authorized by a vote of a majority of the independent members of the Board then in office, which shall include a written statement of the particular acts or circumstances which are the basis for the termination for Cause and shall set forth a reasonable period (not less than 30 days) to cure (the “Cure Period”), shall have been given to the Executive by the Board within ninety days after the Company first learns of the act, failure or event constituting Cause; (b) the Executive shall not have cured the acts or circumstances complained of within the Cure Period; (c) the Board shall have called an in person meeting of the Board, at which termination of the Executive is an agenda item, and shall have provided the Executive with not less than 20 days notice thereof (which meeting shall be held after the end of the Cure Period); (d) the Executive shall have been afforded the opportunity, accompanied by counsel, to provide written materials to the members of the Board in advance of such meeting and, if he so desires, to personally address the members of the Board at such meeting; and (e) the Board shall have provided within three business days after such meeting, a written notice of termination for cause, stating that, based upon the evidence it has received and reviewed, and specifying in reasonable detail the acts and circumstances complained of, it has voted by a vote of at least a majority of all of the independent members of the Board then in office to terminate the Executive for Cause (such a notice, a “Cause Termination Notice”), which such notice shall be effective on the day of receipt thereof by the Executive.

Any termination of employment under this Section 6(d) shall not be followed by a Severance Period and shall be without damages or liability to the Company for compensation and other benefits which otherwise would have accrued to the Executive hereunder after the date of termination, but any unpaid compensation, benefits and reimbursements accrued through the date of such termination, including Base Salary and Annual Incentive Bonuses, shall be paid to the Executive at the times normally paid by the Company and the Executive shall be entitled to any other rights, benefits or entitlements in accordance with this Agreement or any applicable plan, policy, program, arrangement of, or other agreement with, the Company or any of its subsidiaries or affiliates.

(e)                Voluntary Termination by the Executive. Except as provided in Section 6(f), in the event of the voluntary termination of employment by the Executive, the terms of the last paragraph of Section 6(d) shall apply.

(f)                Termination by the Executive for Good Reason. In the event the Executive terminates his employment for Good Reason, the Executive’s rights, benefits and other entitlements shall be as set forth in Section 6(a) as if Executive's employment had been terminated by the Company without Cause. For purposes of this Agreement, Good Reason shall occur upon: (i) a material diminution of the Executive's duties and responsibilities provided in Section 2, including, without limitation, the failure to appoint the Executive as Chief Executive Officer of the Company or to elect the Executive as a member of the Board or the removal (other than for Cause or by reason of death or Disability) of the Executive from any such position, (ii) a material reduction of the Executive's Base Salary or bonus opportunity as set forth in Section 3(b), (iii) any material breach of any material provision of this Agreement by the Company, (iv) relocation of the primary Executive's office location by more than 20 miles from the Oakland, California metropolitan area, (v) the change in the Executive's reporting relationship from direct reporting to the Board; (vi) the failure of a successor to all or substantially all of the Company's business and/or assets to promptly assume and continue the Company's obligations under this Agreement, whether contractually or as a matter of law, within 15 days of such transaction; provided, however, Good Reason shall only occur if the Executive gives the Company 60 days prior notice of his intent to voluntarily terminate his employment for any (or all) of the reasons set forth in Section 6(f)(i)-(vi), and the Company does not cure the event constituting Good Reason within 30 days following such notice.

(g)               Change in Control. For purposes of this Agreement, a “Change in Control” shall occur if or upon the occurrence of:

(i)                 Any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s outstanding securities eligible to vote for election of the Board of the Company; or

(ii)               The individuals who, as of the Effective Date of this Agreement, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Incumbent Board; provided, however, that if either the election of any new director or the nomination for election of any new director was approved by a vote of more than two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii)             consummation of a reorganization, merger or consolidation, sale, disposition of all or substantially all of the assets or stock or any other similar corporate event of the Company (a “Business Combination”), in each case, unless following such Business Combination, (a) all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Company voting stock entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company’s stock or all or substantially all of its assets either directly or through one or more subsidiaries) (the “Surviving Corporation”) and (b) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Business Combination constitute at least a majority of the members of the Board of Directors of the relevant Surviving Corporation. Upon a Change in Control, the Executive's outstanding equity awards shall immediately vest in full, with all outstanding stock options and stock appreciation rights granted to the Executive remaining exercisable for the remainder of their terms.

(h)               Termination Following a Change in Control. If within two years following a Change in Control, the Executive's employment is terminated by the Company for any reason (other than for reason of death or Disability) or by the Executive for Good Reason, the Company shall pay the Executive in cash in a lump sum to be paid as soon as practicable following termination (but in no event later than 30 days following such termination), an amount equal to two times the sum of (a) the annual Base Salary of the Executive, and (b) the amount of all bonuses earned by him (including any amounts deferred) for the performance period that ended immediately prior to the performance period in which the date of termination occurs. The Executive and his eligible dependents shall also be entitled, at the Company’s expense, to continue to participate in all welfare and health benefit plans in which they were participating on the date of termination of the Executive's employment until the earlier of (x) the end of the Employment Period, or (z) the date he receives equivalent coverage and benefits under the plans and programs of a subsequent employer, and any such coverage and benefits actually received by the Executive and his dependents shall be reported to the Company. In addition, the Executive shall be entitled to (x) accelerated vesting upon the termination date of all outstanding equity awards not already accelerated upon the happening of the Change in Control, with all outstanding stock options or stock appreciation rights remaining exercisable for no less than one year or the remainder of the original term, if shorter, (y) payment of any earned but unpaid amounts, including bonuses for performance periods that ended prior to the termination date and any unreimbursed business expenses, with such payment made in accordance with Company practices in effect on the date of his termination of employment, and (z) any other rights, benefits or entitlements in accordance with this Agreement or any applicable plan, policy, program, arrangement of, or other agreement with, the Company or any of its subsidiaries or affiliates. There shall be no Severance Period following a termination under this Section 6(h) or after a Change in Control following any termination pursuant Section 6(i).

(i)                 Termination Prior to a Change in Control. In the event that Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason and a Change in Control occurs within 12 months following such termination, then the Executive’s rights, benefits and other entitlements set forth in Section 6(a) shall cease and in lieu of such rights, benefits and entitlement the Executive shall be entitled to the rights benefits and entitlement as provided for in Sections 6(g) and 6(h); provided, however, that the lump sum payment provided for in the first sentence of Section 6(h) shall be reduced by any severance paid pursuant to clauses 6(a)(1) and 6(a)(2).

(j)                 Timing of Payments and Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement or elsewhere, if the Executive is a “specified employee” as determined pursuant to Section 409A (“Section 409A”) of the Code as of the date of his “separation from service” (within the meaning of Final Treasury Regulation 1.409A-1(h)) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Executive to “additional tax”, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following his “separation from service” shall be paid or provided to the Executive in a cash lump-sum, with interest at LIBOR, on the first business day of the seventh calendar month following the month in which his “separation from service” occurs. In addition, any payment or benefit due upon a termination of his employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to the Executive upon a “separation from service”. Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement that is exempt from Section 409A pursuant to Final Treasury Regulation 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of his second taxable year following his taxable year in which the “separation from service” occurs. Finally, for the purposes of this Agreement, amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans”), including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, that constitute “deferral of compensation” subject to Section 409A, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

This Agreement and the amounts payable and other benefits provided hereunder are intended to comply with, or otherwise be exempt from, Section 409A and it shall be administered, interpreted and construed accordingly.

7.                  No Mitigation of Damages; No Offset.

In the event the employment of the Executive under this Agreement is terminated for any reason, the Executive shall not be required to seek other employment so as to minimize any obligation of the Company to compensate him for any damages he may suffer by reason of such termination. In addition, the Company or any of its subsidiaries or affiliates shall not have a right of offset against any payments, benefits or entitlements due to the Executive under this Agreement (except to the extent expressly set forth in Section 6(c) hereof) or otherwise on account of any remuneration the Executive receives from subsequent employment or on account of any claims the Company or any of its subsidiaries or affiliates may have against the Executive.

8.                  Indemnification.

(a)                The Company agrees that if the Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer, employee, consultant or agent of the Company or was serving at the request of, or on behalf of, the Company as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company or other entity, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's articles of incorporation and/or bylaws, or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees reasonably incurred, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any reasonable costs and fees incurred in enforcing his rights to indemnification or contribution) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even though he has ceased to be a director, officer, member, employee, consultant or agent of the Company or other entity. The Company shall advance to the Executive his legal fees and other expenses to be paid by him in connection with a Proceeding within 20 business days after receipt by the Company of a written request (which may be by e-mail) for such reimbursement and appropriate documentation associated with such expenses. Such request shall include an undertaking by the Executive to repay such amounts if, and to the extent, required to do so by applicable law if it shall ultimately be determined by a final court adjudication from which there is no right of appeal that the Executive is not entitled to be indemnified against such costs and expenses; provided that, to the extent permitted by law, the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent the Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for repayment.

(b)               The Company agrees to maintain for the Executive a directors' and officers' liability insurance policy not less favorable than any policy that the Company or any subsidiary or affiliate thereof maintains for its directors and executive officers in general for a period of at least six years following the termination of the Executive's employment.

(c)                This Section 8 establishes contract rights which shall be binding upon, and shall inure to the benefit of the heirs, executors, personal and legal representatives, successors and assigns of the Executive. The obligations set forth in this Section 8 shall survive any termination of this Agreement (whether such termination is by the Company, the Executive, upon the expiration of this Agreement, or otherwise). Nothing in this Section 8 shall be construed as reducing or waiving any right to indemnification, advancement of expenses or coverage under directors' and officers' liability insurance policies, the Executive has or would otherwise have under the Company's articles of incorporation, by laws, other agreement (“Indemnification Agreement”) or under applicable law.

9.                  Section 280G of the Code. If any payment or benefit under this Agreement or otherwise (the “Payments”) constitutes an “excess parachute payment” within the meaning of Section 280G of the Code, the Payments shall be reduced so that no part of such Payments constitutes an excess parachute payment; provided, however, that such reduction shall occur if and only if the net after-tax payment to the Executive after the reduction is greater than the net after-tax payment without such reduction. For purposes of this Section 9, the Executive shall be deemed subject to the highest rate with respect to any applicable taxes. In their determinations with respect to this Section 9, the Company and the Executive may rely on the calculations and analysis by a recognized national accounting firm that the Executive shall have the right to appoint from the three choices amongst such accounting firms provided by the Company. The Company shall name the three national accounting firms for the Executive to select promptly and without delay. Any fees and expenses charged by such accounting firm with respect to calculations and analysis hereunder shall be the obligation of and paid by the Company as they come due, promptly and without delay. All other reasonable costs, fees and expenses with respect to the subject matter described in this Section 9, including those incurred to retain legal counsel for the Executive shall be borne by the Company.

10.              No Conflicting Agreements.

As of the date of this Agreement, the Executive hereby represents and warrants to the Company that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of any other employment or other written agreement to which he is a party. The Company represents and warrants that it is a corporation duly organized and existing under the laws of the State of California and that execution and delivery of this Agreement has been duly authorized by all necessary corporate action.

11.              Assignment.

(a)                By the Executive. This Agreement and any obligations hereunder shall not be assigned, pledged, alienated, sold, attached, encumbered or transferred in any way by the Executive and any attempt to do so shall be void. Notwithstanding the foregoing, the Executive may transfer his rights and entitlements to compensation and benefits under this Agreement or otherwise pursuant to will, operation of law or in accordance with any applicable plan, policy, program, arrangement of, or other agreement with, the Company or any of its subsidiaries or affiliates.

(b)               By the Company. Provided the substance of the Executive's duties set forth in Section 2 shall not change, and provided that the Executive's compensation as set forth in Section 3 shall not be adversely affected, the Company may assign or transfer its rights and obligations under this Agreement, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

(c)                This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns.

12.              Arbitration.

(a)                Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Los Angeles, California before a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining. In any such arbitration, one arbitrator shall be selected by each of the parties, and the third arbitrator shall be selected by the first two arbitrators. The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction thereof. The arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 12 shall be construed so as to deny the Company the right and power to seek injunctive relief in a court of equity for any breach or threatened breach of the Executive of any of his covenants contained in Section 5 hereof.

13.              Notices.

All notices, requests, demands and other communications hereunder must be in writing and, unless e-mail delivery is specifically specified in this Agreement), shall be deemed to have been duly given if delivered by hand or overnight delivery service or mailed within the continental United States by first class, certified mail, return receipt requested, to the applicable party and addressed as follows:

(a)           if to the Company:

Shimmick Construction Co., Inc.

8201 Edgewater Dr. Ste 202

Oakland, CA 94621

Attn: Board of Directors

(b)           if to the Executive:

Most recent home address as indicated in the Company's records. Addresses may be changed by notice in writing signed by the addressee in accordance with this Section 13.

(c)           with a copy to:

Graubard Miller

405 Lexington Avenue, 11th Floor

New York, NY 10174

Attn: Paul Lucido, Esq.

14.              Miscellaneous.

(a)                If any provision of this Agreement shall, for any reason, be adjudicated by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not effect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the jurisdiction in which made and to the provisions of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

(b)               No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy under or relating to this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, power and remedies. No single or partial exercise of any rights, powers or remedies under or relating to this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(c)                This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.

(d)               All payments required to be made to the Executive by the Company hereunder shall be subject to any applicable withholding under any applicable Federal, state, or local tax laws. Any such withholding shall be based upon the most recent form W-4 filed by the Executive with the Company, and the Executive may from time to time revise such filing.

(e)                This Agreement embodies the entire understanding, and supersedes all other oral or written agreements or understandings, between the parties regarding the subject matter hereof, but excluding, to the extent not expressly modified by the provisions of this Agreement, any outstanding equity award agreements and any Indemnification Agreement. No change, alteration or modification hereof may be made except in writing signed by both parties hereto. Any waiver to be effective must be in writing, specifically referencing the provision of this Agreement being waived and signed by the party against whom enforcement is being sought. Except as otherwise expressly provided herein, there are no other restrictions or limitations on the Executive's activities following termination of employment. The headings in this Agreement are for convenience of reference only and shall not be considered part of this Agreement or limit or otherwise affect the meaning hereof.

(f)                This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the state of California (disregarding any choice of law rules which might look to the laws of any other jurisdiction).

(g)               Except as otherwise expressly set forth in this Agreement, upon the termination or expiration of the Employment Period, the respective rights and obligations of the parties shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties as embodied under this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of the both parties.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

SHIMMICK CONSTRUCTION COMPANY, INC.

By:
PAUL A. COCOTIS	Name:
Title:

SCHEDULE A

Annual Bonuses

Executive shall be entitled to receive a Performance Bonus, a Profitability Bonus and a Stock Option Award (each as defined below) for fiscal years 2016 and each fiscal year thereafter, subject to and in accordance with the terms and conditions set forth below. References herein to the “Compensation Committee” are to the Compensation Committee of the Company’s Board of Directors or, if there is no such committee, to the Company’s full Board of Directors.

Performance Bonus

Executive shall be entitled to receive a cash bonus award (the “Performance Bonus”), which may be granted under the Company’s Incentive Plan at the discretion of the Compensation Committee, based on the Company’s performance for fiscal year 2016 and each fiscal year thereafter. The Performance Bonus shall be composed of the components set forth below (the “Components”). The amount of each Component of the Performance Bonus shall equal the Raw Bonus (as defined below) for such Component multiplied by the Weighting Percentage for such Component. The “Raw Bonus” for a Component shall equal:

(1)	zero, if the Component Measure is less than the Component Threshold,
(2)	the Threshold Bonus, if the Component Measure equals the Component Threshold,
(3)	the Threshold Bonus plus a pro rata portion of the difference between the Target Bonus and the Threshold Bonus, if the Component Measure is greater than the Component Threshold but less than the Component Target,
(4)	the Target Bonus, if the Component Measure equals the Component Target,
(5)	the Target Bonus plus a pro rata portion of the difference between the Maximum Bonus and the Target Bonus, if the Component Measure is greater than the Component Target but less than the Component Maximum, or
(6)	the Maximum Bonus, if the Component Measure is equal to or greater than the Component Maximum.

The total Performance Bonus shall equal the sum of the Components. Executive’s Performance Bonus shall consist of the following Components:

Component	Corporate
Component Measure	Company EBITDA
Weighting Percentage	30%
Component Target	As determined by the Compensation Committee for each fiscal year
Target Bonus	45% of Base Salary
Component Threshold	80% of Component Target
Threshold Bonus	25% of Target Bonus
Component Maximum	120% of Component Target
Maximum Bonus	150% of Target Bonus

Exhibit 10.5 - Schedule A-1

Component	NW Division
Component Measure	NW EBITDA
Weighting Percentage	23.33%
Component Target	As determined by the Compensation Committee for each fiscal year
Target Bonus	45% of Base Salary
Component Threshold	75% of Component Target
Threshold Bonus	25% of Target Bonus
Component Maximum	125% of Component Target
Maximum Bonus	200% of Target Bonus

Component	SW Division
Component Measure	SW EBITDA
Weighting Percentage	23.33%
Component Target	As determined by the Compensation Committee for each fiscal year
Target Bonus	45% of Base Salary
Component Threshold	75% of Component Target
Threshold Bonus	25% of Target Bonus
Component Maximum	125% of Component Target
Maximum Bonus	200% of Target Bonus

Component	Quarry/New Markets
Component Measure	Quarry/New Markets EBITDA
Weighting Percentage	23.33%
Component Target	As determined by the Compensation Committee for each fiscal year
Target Bonus	45% of Base Salary
Component Threshold	75% of Component Target
Threshold Bonus	25% of Target Bonus
Component Maximum	125% of Component Target
Maximum Bonus	200% of Target Bonus

Profitability Bonus

Executive shall be entitled to receive a cash bonus award (the “Profitability Bonus”) based on the Profitability Measure (as defined below) for fiscal year 2016 and each fiscal year thereafter. The Profitability Bonus shall equal: (1) zero, if the Profitability Measure is less than the Profitability Threshold, or (2) the Bonus Percentage multiplied by the Profitability Measure, if the Profitability Measure is equal to or greater than the Profitability Threshold.

Profitability Measure	Company EBITDA
Profitability Threshold	As determined by the Compensation Committee for each fiscal year
Profitability Percentage	1.0%

Exhibit 10.5 - Schedule A-2

Stock Awards

Executive shall be entitled to receive a restricted stock award (the “Stock Award”), granted by the Compensation Committee under the Company’s Incentive Plan, based on the Company’s performance for fiscal year 2016 and each fiscal year thereafter. The Stock Award shall be composed of the Components set forth below. Each Component of the Stock Award shall be a number of shares of common stock equal to (a) the Raw Stock Award (as defined below) for such Component, divided by (b) the Fair Market Value of the Company’s common stock on the date of grant of the Stock Award, which shall be no later than the date the Company files its annual report on Form 10-K for the applicable fiscal year (the “Grant Date”), multiplied by (c) the Weighting Percentage for such Component, rounded up to the nearest whole number of shares. The “Raw Stock Award” for a Component shall equal:

(1)	zero, if the Component Measure is less than the Component Target,
(2)	the Target Award, if the Component Measure equals the Component Target,
(3)	the Target Award plus a pro rata portion of the difference between the Maximum Award and the Target Award, if the Component Measure is greater than the Component Target but less than the Component Maximum, or
(4)	the Maximum Award, if the Component Measure is equal to or greater than the Component Maximum.

The total Stock Award shall equal the sum of the Components, but in any event not more than 500,000 shares of common stock. Executive’s Stock Award shall consist of the following Components:

Component	Corporate
Component Measure	Company EBITDA
Weighting Percentage	100%
Component Target	As determined by the Compensation Committee for each fiscal year
Target Award	75% of Base Salary
Component Maximum	150% of Component Target
Maximum Award	150% of Base Salary

The Stock Award will vest in three equal installments on the first, second and third anniversary of the Grant Date.

Exhibit 10.5 - Schedule A-3

Definitions

“Company EBITDA” shall mean Company EBITDA as presented in the Company’s annual report on Form 10-K for the applicable fiscal year.

“NW EBITDA,” “SW EBITDA” and “Quarry/New Markets EBITDA” shall mean Division EBITDA for the Northwest Division, Southwest Division and Quarry/New Markets Division, respectively, calculated as follows: “Division Net Income” shall mean gross profit attributable to Shimmick Construction Company, Inc. from projects managed under the applicable division (net of non-controlling interests), minus overhead expenses incurred by the Company that are directly attributable to the division (with respect any division, “Direct Overhead”), minus a Pro Rata portion of the overhead expenses incurred by the Company that are not directly attributable to any division (with respect to any division, “Allocable Overhead”). To calculate “Division EBITDA,” Division Net Income will then be increased by all Direct and Allocable EBITDA adjustments that were made to the Company net income to attain the applicable fiscal year’s Company EBITDA reported in the Form 10-K. The Division EBITDA for all three divisions by definition sum up to the Company EBITDA reported in the Form 10-K. “Pro Rata” shall mean, with respect to any division, pro rata based on the ratio of the revenue from projects managed under the division to the revenue of the Company.

“Fair Market Value” shall mean, as of any given date: (i) if the Company’s common stock is listed on a national securities exchange or is traded over-the-counter and last sale information is available, the last sale price of the Common Stock in the principal trading market for the Company’s common stock on such date, as reported by the exchange or by such source that the Compensation Committee of the Board of Directors deems reliable, as the case may be; or (ii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i), such price as the Compensation Committee shall determine, in good faith.

Exhibit 10.5 - Schedule A-4